Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces First-Quarter Financial Results

Consolidated Net Sales Increase Almost 13 Percent;
Operating Earnings Improve More Than 26 Percent

GRAND RAPIDS, MICHIGAN-July 30, 2008-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week first quarter ended June 21, 2008.

First-Quarter Results

Consolidated net sales for the 12-week first quarter reached a six-year high, increasing 12.8 percent to $586.7 million from $520.2 million in last year's first quarter. Last year's first quarter included incremental sales related to the Easter holiday of approximately $6.0 million. Contributing to the net sales improvement were the Felpausch Food Center store acquisition, retail comparable store sales growth of 1.6 percent (excluding fuel sales and Easter holiday sales last year), incremental fuel sales and higher distribution sales to new and existing customers.

Operating earnings increased 26.4 percent to $15.0 million from $11.9 million in the same period last year. The operating earnings improvement was due primarily to acquired Felpausch stores and new distribution business, partially offset by the absence of Easter holiday sales this year. The operating earnings include $0.8 million in start-up costs associated with the remodeling activity during the first quarter compared with $0.5 million of start-up costs associated with the Felpausch acquisition in the corresponding period last year.

"We remain very pleased with the execution of our business plan during this challenging economic climate," stated Craig C. Sturken, Spartan's Chairman and Chief Executive Officer. "Our first-quarter net earnings reached a record level, while net sales improved for the ninth consecutive quarter."

First-quarter earnings from continuing operations increased 22.4 percent, reaching $7.6 million, or $0.35 per diluted share, compared with $6.2 million, or $0.29 per diluted share in the same period last year.

Net earnings for the quarter increased 52.2 percent to $9.9 million, or $0.46 per diluted share, from $6.5 million, or $0.30 per diluted share, in the same period last year. Net earnings include earnings from discontinued operations of $2.3 million, or $0.11 per diluted share, compared with

$0.3 million, or $0.01 per diluted share last year. The earnings from discontinued operations include an after-tax gain on the sale of 13 of the Company's 14 Pharm retail store script files and the results of operations related to the Pharm stores totaling $2.4 million. Last year's first-quarter net earnings from discontinued operations included $0.5 million in earnings from the Pharm store operations. The remaining Pharm store's script file is expected to be sold in the second quarter, resulting in an estimated after tax loss ranging from $0.3 million to $0.7 million for store lease obligations and other exit costs.

First-quarter gross profit margins increased 60 basis points to 19.7 percent from 19.1 percent in the same period last year. The rate increase was due primarily to sales mix shifts between business segments and also within the distribution segment, partially offset by an increase in lower margin fuel and acquired Felpausch retail store sales.

Operating expenses increased to $100.5 million, or 17.1 percent of sales, compared with $87.4 million, or 16.8 percent of sales, in the year-ago quarter. As a percentage of sales, the operating expense increase was due primarily to the above mentioned sales mix shifts.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 5.6 percent to $298.1 million from $282.4 million in the same period last year. The sales increase was the result of incremental sales to new and existing customers. The increase was partially offset by the reclassification of $20.6 million in distribution sales to the acquired Felpausch stores and the absence of approximately $3.0 million in Easter holiday sales included in last year's first quarter.

Distribution segment operating earnings reached a first-quarter record, increasing 43.7 percent to $7.5 million from $5.2 million in the same period last year. The improvement was the result of higher sales volumes to new and existing customers, better fixed cost leverage, and improved gross profit margin rates. The margin rate improvement was driven primarily by the elimination of sales to the now corporately owned Felpausch retail stores and a higher mix of retailer support services sales, partially offset by higher LIFO inventory charges.

Retail Segment

First-quarter retail net sales increased 21.4 percent to $288.6 million from $237.8 million in the same period last year. The increase was due primarily to incremental sales from the acquired Felpausch retail stores, incremental fuel sales and favorable sales growth from stores remodeled last year as part of the Company's ongoing capital investment initiatives. Excluding fuel sales, comparable store sales for the quarter increased 0.2 percent. The Easter holiday contributed approximately $3.0 million in retail sales to last year's first quarter. Adjusted for the Easter shift and excluding fuel sales, comparable store sales improved 1.6 percent. The retail sales increase was tempered by slower sales at stores located in the Company's northern Michigan tourist markets due to the unseasonably cool and rainy weather conditions that took place during late spring and early summer, consumer response to higher fuel costs and general economic conditions.

Mr. Sturken continued, "We are very proud of the favorable and steady progress made as we execute each element of our business growth plans. Although our first-quarter comparable stores sales performance was not at our historical run rate due to the previously mentioned factors, our second quarter rate should improve as we more fully realize the benefits of our capital investment program and because of the more favorable recent weather conditions in our northern Michigan markets. During the first quarter, we completed major remodels on three Felpausch retail stores, which we grand re-opened under the Family Fare banner. The preliminary sales trends from these stores are in-line with our expectations and with the positive results we achieved at stores remodeled late in fiscal 2008. It is important to understand that the majority of the capital improvements made during the past three quarters was made at Felpausch stores, yet these stores will not be included in the comparable store sales results until early in our second quarter," said Mr. Sturken.

First-quarter retail operating earnings increased 12.8 percent to $7.5 million from $6.7 million in the same period last year. The improvement in retail operating earnings was primarily the result of the Felpausch retail store acquisition, partially offset by the previously mentioned start-up and promotional costs related to remodeled store openings.

Balance Sheet

Total long-term debt (including current maturities) declined $3.9 million to $150.6 million as of June 21, 2008 from $154.4 million at March 29, 2008. The reduction in outstanding debt was due to the improved profitability and a near doubling of year-to-date net cash generated from operating activities to $13.7 million from $7.4 million in the corresponding period last year. In addition, the Company's cash position increased $10.7 million as a result of the Pharm sale and the improvement in operations.

Outlook

"As the year progresses, we will continue to execute our capital investment program, integrate our Felpausch retail stores, and further improve the efficiency and service levels in our distribution operation," continued Mr. Sturken.

"Excluding the effects of the Easter holiday, we continue to expect comparable retail store sales to increase in the low to mid-single digits during fiscal 2009. We expect to incur additional costs ranging from $2.0 million to $2.5 million for store re-positioning, training, start-up and grand re-opening related expenses during the remainder of the fiscal year, as we continue implementing our capital improvement program. As a result of this program, and, as we further refine our marketing and merchandising strategies, we expect the profitability of the D&W and Felpausch retail stores to improve. In the distribution segment, we expect to fully cycle the Martin's Super Market business early in the second quarter and the incremental sales related to our customers' acquisition of Farmer Jack stores in southeast Michigan during the upcoming second and third quarters.

"We have completed major remodel activity on two additional retail stores during the first week of our second quarter and expect to complete two or three remodels during the third quarter. In addition, we expect to complete a major store relocation project and substantially complete a new store during the fourth quarter. The new store should open early in fiscal 2010's first quarter. We also expect to open up to four additional fuel centers during the remainder of this fiscal year.

"We expect capital expenditures for fiscal 2009 to range from $55 million to $60 million, depreciation and amortization to range from $26 million to $29 million and interest expense to be approximately $11 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 31, 2008. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 84 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and Felpausch Food Centers.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", "plan", "design", "priority", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 21, 2008	(12 weeks) June 23, 2007

Net sales	$586,705	$520,203
Cost of sales	471,175	420,933
Gross margin	115,530	99,270

Operating expenses
Selling, general and administrative	94,778	82,466
Depreciation and amortization	5,742	4,926
Total operating expenses	100,520	87,392

Operating earnings	15,010	11,878

Non-operating expense (income)
Interest expense	2,452	2,429
Other, net	(69)	(78)
Total non-operating expense, net	2,383	2,351

Earnings before income taxes and discontinued operations	12,627	9,527
Income taxes	5,050	3,335

Earnings from continuing operations	7,577	6,192

Earnings from discontinued operations, net of taxes	2,342	324

Net earnings	$9,919	$6,516

Basic earnings per share:
Earnings from continuing operations	$0.35	$0.29
Earnings from discontinued operations	0.11	0.02
Net earnings	$0.46	$0.31

Diluted earnings per share:
Earnings from continuing operations	$0.35	$0.29
Earnings from discontinued operations	0.11	0.01
Net earnings	$0.46	$0.30

Weighted average number of shares outstanding:
Basic	21,411	21,181
Diluted	21,729	21,650

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 21, 2008	March 29, 2008
ASSETS
Current assets
Cash and cash equivalents	$30,616	$19,867
Accounts receivable, net	58,976	59,885
Inventories, net	121,721	113,078
Other current assets	17,147	17,044
Property and equipment held for sale	230	2,404
Total current assets	228,690	212,278

Other assets
Goodwill	186,487	186,531
Other, net	27,627	28,143
Total other assets	214,114	214,674
Property and equipment, net	185,036	183,185
Total assets	$627,840	$610,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$127,360	$112,899
Accrued payroll and benefits	25,276	35,723
Other accrued expenses	25,922	23,003
Current portion of exit costs	10,177	9,280
Current maturities of long-term debt and capital lease obligations	8,010	10,874
Total current liabilities	196,745	191,779

Long-term liabilities
Exit costs	28,897	26,847
Other long-term liabilities	43,056	41,291
Long-term debt and capital lease obligations	142,560	143,574
Total long-term liabilities	214,513	211,712

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,102 and 21,909 shares outstanding	132,086	130,718
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(1,189)	(1,142)
Retained earnings	85,685	77,070
Total shareholders' equity	216,582	206,646
Total liabilities and shareholders' equity	$627,840	$610,137

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(12 weeks) June 21, 2008	(12 weeks) June 23, 2007

Net cash provided by operating activities	$13,668	$7,375

Net cash used in investing activities	(13,976)	(54,512)

Net cash (used in) provided by financing activities	(3,128)	47,987

Net cash provided by discontinued operations	14,185	1,777

Net increase in cash and cash equivalents	10,749	2,627

Cash and cash equivalents at beginning of period	19,867	12,063

Cash and cash equivalents at end of period	$30,616	$14,690

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended (12 weeks)
	June 21, 2008	June 23, 2007
Retail Segment:

Net Sales	$288,561	$237,788
Operating Earnings	$7,524	$6,669

Distribution Segment:

Net Sales	$298,144	$282,415
Operating Earnings	$7,486	$5,209

Consolidated:

Net Sales	$586,705	$520,203
Operating Earnings	$15,010	$11,878

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	First Quarter Ended (12 weeks)
	June 21, 2008	June 23, 2007
Retail Segment:
Operating earnings	$7,524	$6,669
Plus:
Depreciation and amortization expense	3,976	3,177
Stock compensation expense	53	33
Michigan Single Business Tax expense	-	48
LIFO expense	363	176
EBITDA	$11,916	$10,103

Distribution Segment:
Operating earnings	$7,486	$5,209
Plus:
Depreciation and amortization expense	1,766	1,749
Stock compensation expense	1,039	563
Michigan Single Business Tax expense	-	481
LIFO expense	612	145
EBITDA	$10,903	$8,147

Consolidated:
Operating earnings	$15,010	$11,878
Plus:
Depreciation and amortization expense	5,742	4,926
Stock compensation expense	1,092	596
Michigan Single Business Tax expense	-	529
LIFO expense	975	321
EBITDA	$22,819	$18,250

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt for the reason that the Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.